Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”), is entered into on the 18th day of September, 2012 to be effective as of the 24th day of July, 2012 (the “Effective Date”), is by and between SPIRIT AEROSYSTEMS, INC., a Delaware corporation (the “Company”), and Jon Lammers (“Employee”).

Recitals

WHEREAS, the Company is engaged in the manufacture, fabrication, maintenance, repair, overhaul, and modification of aircraft and aircraft components and markets and sells its services and products to its customers throughout the world (the “Business”); and

WHEREAS, the Company desires to hire Employee in the position of Senior Vice President, General Counsel and Corporate Secretary, and to perform such other services as the Company may direct; and

WHEREAS, in the course of performing Employee’s duties for the Company, Employee is likely to gain certain confidential and proprietary information belonging to the Company, develop relationships that are vital to the Company’s goodwill, and acquire other important benefits to which the Company has a protectable interest;

WHEREAS, the Company has agreed to hire Employee and Employee has agreed to accept such employment by the Company upon the terms, conditions, and restrictions contained in this Agreement; and

WHEREAS, the Company and Employee have entered into the Employment Agreement effective as of July 24, 2012 (“Original Employment Agreement”) and the Company and Employee desire to amend and restate the Original Employment Agreement in its entirety, all as more particularly set forth below.

Agreement

NOW THEREFORE, in consideration of the foregoing, and the representations, warranties, and covenants hereinafter, the parties hereto agree as follows:

Section 1.                                           Employment. In reliance on the representations and warranties made herein, the Company hereby hires Employee to be its Senior Vice President, General Counsel and Corporate Secretary, and to perform such duties and services in and about the business of the Company as may from time to time be assigned to Employee. The job title and duties referred to in the preceding sentence may be changed by the Company in the Company’s sole discretion at any time, so long as the changes are consistent with responsibilities of a Senior Vice President, General Counsel and Corporate Secretary. Employee shall devote Employee’s full time to this employment. Employee’s employment hereunder shall commence on the Effective Date and shall continue until termination of the Agreement in accordance with its terms (the “Employment Period”). In the event that Employee ceases to be employed by the Company for any reason, Employee shall tender his resignation from all positions he holds with the Company, effective on the date his employment is terminated.

Section 2.                                           Performance. Employee shall use Employee’s best efforts and skill to faithfully enhance and promote the welfare and best interests of the Company. The Employee shall strictly obey all rules and regulations of the Company, follow all laws and regulations of appropriate government authorities, and be governed by reasonable decisions and instructions of the Company as are consistent with job duties as described above. Commencing as early as practicable, Employee shall apply for, obtain and maintain an appropriate license to provide legal services in the State of Kansas as an employee of the Company. Company shall reimburse Employee for any Kansas bar application fees and costs, for annual Kansas, Minnesota and California bar association dues, and for reasonable costs (as approved by the Senior Vice President of Corporate Administration and Human Resources) of continuing legal education programs to maintain those licenses.

Section 3.                                           Compensation. Except as otherwise provided for herein, for all services to be performed by the Employee in any capacity hereunder, including without limitation any services as an officer, director, member of any committee, or any other duties assigned Employee, throughout the Employment Period the Company shall pay or provide Employee with the following, and Employee shall accept the same, as compensation for the performance of Employee’s undertakings and the services to be rendered by Employee:

(a)                                 Base Salary. Initially, Employee will be entitled to an annual salary of Three Hundred Fifteen Thousand Dollars ($315,000.00) (the “Base Salary”), which shall be paid in accordance with the Company’s policies and procedures. The Base Salary may be changed from time to time based on Employee’s and the Company’s performance, which may include, without limitation, participation in a periodic salary evaluation program on the same basis (including timing) as other employees of the Company of similar position.

(b)                                 Annual Incentive Compensation. Employee shall be eligible for annual incentive compensation (either in cash or common stock of the Company’s parent), as specified by the administrative committee of the Spirit AeroSystems Holdings, Inc. Short-Term Incentive Plan (the “STIP”), pursuant to and in accordance with the terms and conditions of the STIP. The first year incentives shall include seventy percent (70%) of Base Salary if target performance goals are reached (and up to 140% of Base Salary if target performance goals are exceeded). If the target performance goals are not reached, or if target performance goals are exceeded, Employee shall be entitled to incentive compensation (if any) otherwise provided by Company policy and/or the STIP Plan. Any amount due and owing Employee for 2012 shall not be pro-rated due to Employee’s service for less than the full 2012 calendar year. Company agrees that for the 2012 STIP only, Employee shall be entitled to no less than fifty percent (50%) of Base Salary in incentive compensation.

(c)                                  Long-Term Incentive Plan. Employee will receive an award of shares of common stock of Spirit AeroSystems Holdings, Inc. (“Holdings”) under the Spirit AeroSystems Holdings, Inc. Long-Term Incentive Plan (the “LTIP”), the value of which equals (as determined under such conventions and rules as Holdings’ board of directors or the LTIP administrative committee may adopt) one hundred twenty percent (120%) of Employee’s Base Salary, subject to and in accordance with the terms and provisions of the LTIP and the terms and conditions established with respect to such award by the Holdings board of directors and the LTIP administrative committee (including, but not limited to, a vesting schedule). Employee will be granted the 2012 LTIP Award within 90 days of employment, subject to Board approval (award shall not be pro-rated due to Employee’s service for less than the full 2012 calendar year, and the normal terms and conditions including vesting schedule will apply).

(d)                                 Sign-On Bonus. The Company will pay the Employee an advance payment equal to (i) Two Hundred Fifty Thousand Dollars ($250,000.00), (ii) plus an amount equal to all tax withholding associated with the Employee’s receipt of the foregoing amount (collectively the “Sign-On Bonus”), to be paid in three installments. Such Sign-On Bonus to be paid per the following schedule:

Part 1 to be paid no later than 30 business days from the Effective Date in an amount of One Hundred Thousand Dollars ($100,000) plus an amount equal to all tax withholding associated with the Employee’s receipt of the foregoing amount;

Part 2 to be paid in the first quarter of calendar year 2013 in an amount of One Hundred Thousand Dollars ($100,000) plus an amount equal to all tax withholding associated with the Employee’s receipt of the foregoing amount;

Part 3 to be paid in the first quarter of calendar year 2014 in an amount of Fifty Thousand Dollars ($50,000) plus an amount equal to all tax withholding associated with the Employee’s receipt of the foregoing amount.

Payment of this Sign-On Bonus is conditioned upon the Employee being employed by the Company at the time of payment and remaining employed by the Company for a period of not less than eighteen (18) months after the Effective Date, and shall be repaid to the Company by the Employee in the event such condition is not satisfied. Employee will not be required to re- pay any portion of the Sign-On Bonus if the Employee is terminated by the Company without Cause within eighteen (18) months after the Effective Date. In the event of Employee’s termination (other than a termination without Cause) within eighteen (18) months of the Effective Date the Company may deduct from Employee’s paycheck(s) (or other amount owed to Employee) an amount equal to the amount of such advance payment(s). To the extent such deductions are not sufficient to fully reimburse the Company, Employee shall remain obligated to pay the Company in full for such amounts still due and owing. For the sake of clarity, the Company shall not be required to pay any part of the Sign-On Bonus if Employee is no longer employed by Company.

(e)                                  Relocation. The Company will provide standard relocation benefits as provided by the policy. The Company will extend the one year time period under the policy to complete all expenses, if necessary due to the timing of the closing of the sale of Employee’s Minnesota residence. In addition, the Company agrees to provide and pay for (i) temporary housing in Wichita, KS until the closing of the sale of Employee’s Minnesota residence, (ii) participation in the Cartus Buyer Value Option program to assist in the sale of Employee’s Minnesota residence and a management company for Employee’s Minnesota residence until closing, (iii) loss on sale of Employee’s Minnesota residence of up to $125,000, (iv) rental car in Wichita and weekly return flights to Minnesota for the Employee and one family member until Employee’s family moves to Wichita, and (v) tax assistance (gross-up) on the foregoing payments and on the payment of real estate commission and seller’s closing costs on the sale of Employee’s Minnesota residence.

(f)                                   Deferred Compensation Plan. Employee shall be eligible to participate in the Spirit AeroSystems Holdings, Inc. Amended and Restated Deferred Compensation Plan, as the same may be amended and in effect from time to time (the “DCP”), subject to the terms and conditions of the DCP. In addition to any salary-reduction contributions the Employee may timely elect to make under the DCP, on or about December 31 of each year during which the Employee is employed by the Company and actively performing services for the Company, the Company will make an employer discretionary contribution to the DCP equal to six and one- half percent (61/2%) of the base salary paid to the Employee for that year, which amount(s) shall be contributed to an employer discretionary contribution account established for the Employee under the DCP and shall be held and administered in accordance with the terms and conditions of the DCP, including, but not limited to, the conditions set forth in Article VI thereof.

(g)                                  Other Benefit Plans. Employee shall also be eligible to participate in the Company’s other employee benefit plans, policies, practices, and arrangements as the same may be offered to other officers of the Company from time to time, including, without limitation, (i) any defined benefit retirement plan, excess or supplementary plan, profit sharing plan, savings plan, health and dental plan, disability plan, survivor income and life insurance plan, executive financial planning program, or other arrangement, or any successors thereto; (ii) the STIP and LTIP; and (iii) such other benefit plans as the Company may establish or maintain from time to time (collectively the “Benefit Plans”). The Employee’s entitlement to any other compensation or benefits shall be determined in accordance with the terms and conditions of the Benefit Plans and other applicable programs, practices, and arrangements then in effect.

(h)                                 Earned Time Off. The Employee will accrue earned time off (ETO) at a rate of twenty-one days (one hundred sixty-eight (168) hours) each year and all paid holidays, as determined in accordance with the Company’s policies and practices in effect from time to time. The Employee will also be credited with a one (1) time credit of eighty (80) hours of earned time off upon beginning his employment with the Company.

(i)                                     Fringe Benefits. The Employee will be provided with all fringe benefits and perquisites in accordance with the Company’s policies as the same may be amended from time to time, including up to thirteen thousand ($13,000) dollars per annum for eligible expenses under the Company’s Executive Perquisite Reimbursement Plan.

(j)                                    Withholding Taxes. The Company shall have the right to deduct from all payments made to Employee hereunder any federal, state, or local taxes required by law to be withheld.

(k)                                 Expenses. During Employee’s employment, the Company shall promptly pay or reimburse Employee for all reasonable out-of-pocket expenses incurred by Employee in the performance of duties hereunder in accordance with the Company’s policies and procedures then in effect.

(l)                                     CEO Discretionary Bonus. Employee will be eligible for an annual CEO discretionary bonus paid in February if awarded.

The Company and Employee each acknowledge that amounts paid under Section 3 are subject to any policy on the recovery of compensation (i.e,. a so-called “clawback policy”), as it exists now or as later adopted, and as thereafter amended from time to time.

Section 4.                                           Restrictions.

(a)                                 Acknowledgements. Employee acknowledges and agrees that: (1) during the term of Employee’s employment, because of the nature of Employee’s responsibilities and the resources provided by the Company, Employee will acquire valuable and confidential skills, information, trade secrets, and relationships with respect to the Company’s business practices and operations; (2) Employee may develop on behalf of the Company a personal acquaintance and/or relationship with various persons, including, but not limited to, customers and suppliers, which acquaintances may constitute the Company’s only contact with such persons, and, as a consequence of the foregoing, Employee will occupy a position of trust and confidence with respect to the Company’s affairs; (3) the Business involves the marketing and sale of the Company’s products and services to customers throughout the entire world, the Company’s competitors, both in the United States and internationally, consist of both domestic and international businesses, and the services to be performed by Employee for the Company involve aspects of both the Company’s domestic and international business; and (4) it would be impossible or impractical for Employee to perform Employee’s duties for the Company without access to the Company’s confidential and proprietary information and contact with persons that are valuable to the goodwill of the Company. Employee acknowledges that if Employee went to work for, or otherwise performed services for, a third party engaged in a business substantially similar to the Business, the disclosure by Employee to a third party of such confidential and proprietary information and/or the exploitation of such relationships would inevitably harm the Company’s Business.

(b)                                 Reasonableness. In view of the foregoing and in consideration of the remuneration to be paid to Employee, Employee agrees that it is reasonable and necessary for the protection of the goodwill and business of the Company that the Employee make the covenants contained in this Agreement regarding the conduct of Employee during and subsequent to Employee’s employment by the Company, and that the Company will suffer irreparable injury if Employee engages in conduct prohibited by this Agreement.

(c)                                  Non-Compete. During the term of Employee’s employment by the Company and for a period of two (2) years after termination of such employment, neither Employee nor any other person or entity with Employee’s assistance nor any entity in which Employee directly or indirectly has any interest of any kind (without limitation) shall anywhere in the world, directly or indirectly own, manage, operate, control, be employed by, solicit sales for, invest in, participate in, advise, consult with, or be connected with the ownership, management, operation, or control of any business which is engaged, in whole or in part, in the Business, or any business that is competitive therewith or any portion thereof, except for the exclusive benefit of the Company; provided, however, that Employee shall not be deemed to have breached this provision if Employee’s sole relation with any such entity consists of Employee’s holding, directly or indirectly, not greater than two percent (2%) of the outstanding securities of a company listed on or through a national securities exchange. Further, Employee shall not be deemed to have breached this Section 4(c) if Employee assumes any position in which Employee provides legal advice or counsel pursuant to an attorney-client relationship subject to the below restrictions set forth in this Section 4(c) and Sections 4(d) and 4(e). Following termination of the Employee’s employment by the Company, if the Employee assumes a position in which the Employee provides legal advice or counsel pursuant to an attorney-client relationship, the Employee will comply with all rules of ethics and professional responsibility governing the legal profession. Specifically, but without limiting the foregoing, the Employee will not reveal information relating to the Employee’s prior representation of the Company unless the Company consents after consultation. The Employee will not represent any party in the same or substantially related matters in which that party’s interests are materially adverse to the interests of the Company, unless the Company consents after consultation. Further, the Employee will not use information relating to the Employee’s prior representation of the Company to the disadvantage of the

Company.

(d)                                 Non-Solicitation. In addition, during the term of Employee’s employment by the Company and for a period of two (2) years after termination of such employment, neither Employee nor any person or entity with Employee’s assistance nor any entity that the Employee or any person with Employee’s assistance or any person who Employee directly or indirectly controls shall, directly or indirectly, (1) solicit or take any action to induce (A) any employee to quit or terminate their employment with the Company or the Company’s affiliates or (B) any customer to cease doing business with, or reduce or modify its business with, the Company or the Company’s affiliates, or (2) employ as an employee, independent contractor, consultant, or in any other position, any person who was an employee of the Company or the Company’s affiliates during the aforementioned period.

(e)                                  Confidentiality. Without the express written consent of the Company, Employee shall not at any time (either during or after the termination of the term of Employee’s employment) use (other than for the benefit of the Company) or disclose to any other person or business entity proprietary or confidential information concerning the Company, the Company’s parent, or any of their affiliates, or the Company’s, the Company’s parent’s, or any of their affiliates’ trade secrets or inventions of which Employee has gained knowledge during Employee’s employment with the Company. This paragraph shall not apply to any such information that: (1) Employee is required to disclose by law; (2) has been otherwise disseminated, disclosed, or made available to the public; or (3) was obtained after Employee’s employment with the Company ended and from some source other than the Company, which source was under no obligation of confidentiality.

(f)                                   Effect of Breach. Employee agrees that a breach of this Section 4 cannot adequately be compensated by money damages and, therefore, the Company shall be entitled, in addition to any other right or remedy available to it (including, but not limited to, an action for damages), to an injunction restraining such breach or a threatened breach and to specific performance of such provisions, and Employee hereby consents to the issuance of such injunction and to the ordering of specific performance, without the requirement of the Company to post a bond or other security.

(g)                                  Other Rights Preserved. Nothing in this Section eliminates or diminishes rights which the Company may have with respect to the subject matter hereof under other agreements, the governing statutes, or under provisions of law, equity, or otherwise, except that the covenants contained in Sections 4(c) and (d) shall supersede and replace the same or similar covenants contained in any other agreements, including in the Benefit Plans. Without limiting the foregoing, this Section does not limit any rights the Company may have under any agreement with Employee regarding trade secrets and confidential information.

(h)                                 Section 409A. The Employer and the Employee intend that the payments and benefits provided for in this Agreement either be exempt from Section 409A of the Code, or be provided in a manner that complies with Section 409A of the Code, and any ambiguity herein shall be interpreted so as to be consistent with the intent of this Section 4(h). In no event whatsoever shall the Employer be liable for any additional tax, interest or penalty that may be imposed on the Employee by Code Section 409A or damages for failing to comply with Section 409A. Notwithstanding anything contained herein to the contrary, all payments and benefits under Section 6(b) of this Agreement shall be paid or provided only at the time of a termination of the Employee’s employment that constitutes a “separation from service” from the Employer within the meaning of Section 409A of the Code and the regulations and guidance promulgated thereunder (determined after applying the presumptions set forth in Treas. Reg. Section 1.409A-1(h)(1)). Further, if at the time of the Employee’s termination of employment with the Employer, the Employee is a “specified employee” as defined in Section 409A of the Code as determined by the Employer in accordance with Section 409A of the Code, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Employer will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in payments or benefits ultimately paid or provided to the Employee) until the date that is at least six (6) months following the Employee’s termination of employment with the Employer (or the earliest date permitted under Section 409A of the Code), whereupon the Employer will pay the Employee a lump-sum amount equal to the cumulative amounts that would have otherwise been previously paid to the Employee under this Agreement during the period in which such payments or benefits were deferred. Thereafter, payments will resume in accordance with this Agreement.

Notwithstanding anything to the contrary in this Agreement, in-kind benefits and reimbursements provided under this Agreement during any calendar year shall not affect in-kind benefits or reimbursements to be provided in any other calendar year, other than an arrangement providing for the reimbursement of medical expenses referred to in Section 105(b) of the Code, and are not subject to liquidation or exchange for another benefit. Notwithstanding anything to the contrary in this Agreement, reimbursement requests must be timely submitted by the Employee and, if timely submitted, reimbursement payments shall be promptly made to the Employee following such submission, but in no event later than December 31st of the calendar year following the calendar year in which the expense was incurred. In no event shall the Employee be entitled to any reimbursement payments after December 31st of the calendar year following the calendar year in which the expense was incurred. This Section shall only apply to in-kind benefits and reimbursements that would result in taxable compensation income to the Employee.

Additionally, in the event that following the date hereof the Employer or the Employee reasonably determines that any compensation or benefits payable under this Agreement may be subject to Section 409A of the Code, the Employer and the Employee shall work together to adopt such amendments to this Agreement or adopt other policies or procedures (including amendments, policies and procedures with retroactive effect), or take any other commercially reasonable actions necessary or appropriate to (x) exempt the compensation and benefits payable under this Agreement from Section 409A of the Code and/or preserve the intended tax treatment of the compensation and benefits provided with respect to this Agreement or (y) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance.

Section 5.                                           Termination. This Agreement shall terminate upon the following circumstances:

(a)         Without Cause. At any time at the election of either Employee or the Company for any reason or no reason, without Cause (as defined below), but subject to the provisions of this Agreement. It is expressly understood that Employee’s employment is strictly “at will.”

(b)         Cause. At any time at the election of the Company for Cause. “Cause” for this purpose shall mean (i) Employee committing a material breach of this Agreement which is not cured within 5 business days after notice to Employee or acts involving moral turpitude, including fraud, material and willful dishonesty or disclosure of confidential information, or the commission of a felony, or direct and deliberate acts constituting a material breach of Employee’s duty of loyalty to the Company; (ii) Employee willfully or continuously refusing to perform the material duties reasonably assigned to Employee by the Company that are consistent with the provisions of this Agreement and not resulting from a Disability (as defined below); (iii) the inability of Employee to obtain and maintain appropriate United States security clearances; or (iv) the Employee’s failure to hold or maintain an appropriate license to provide legal services in the State of Kansas as an employee of the Company.

(c)          Death or Disability. Employee’s death or Employee’s being unable, due to physical or mental disability, to render the services required to be rendered by Employee for a period of one hundred eighty (180) days during any twelve-month period (“Disability”).

Section 6.                                           Effect of Termination.

(a)         If Employee’s employment is terminated (i) by Employee, or (ii) by the Company for Cause, the Company shall pay Employee’s compensation only through the last day of the Employment Period (less any amounts the Company may off-set or deduct as specified in this Agreement or as otherwise permitted), and, except as may otherwise be expressly provided in this Agreement or in any Benefit Plan, the Company shall have no further obligation to Employee.

(b)         If Employee’s employment is terminated by the Company prior to the expiration of two (2) years following the Effective Date for any reason other than Cause and for so long as Employee is not in breach of Employee’s continuing obligations under Section 4, the Company shall (i) continue to pay Employee an amount equal to Employee’s Base Salary in effect immediately prior to the termination of Employee’s employment for a period of twelve (12) months (less any amounts the Company may off-set or deduct as specified in this Agreement or as otherwise permitted), (ii) pay the costs of COBRA medical and dental benefits coverage which are offered to Employee after termination for a period of twelve (12) months, (iii) not require repayment of the Sign-On Bonus or any relocation benefits, (iv) pay a prorated STIP in the year of termination (calculated based on the number of calendar days in such year prior to the date of termination over 365), payable in cash when the STIP results are known, and vest 50% of the 2012 LTIP award, and (vi) reduce the restrictions in the first sentence of Section 4(c) and in Section 4(d) to twelve (12) months from termination. The Employee shall be entitled to the amounts set forth in this Section 6(b) only if he signs an agreement acceptable to the Company that (i) waives any rights the Employee otherwise may have against the Company and (ii) releases the Company from actions, suits, claims, proceedings and demands related to the Employment Period and the termination of employment (except for rights to benefits under the Benefit Plans or as may otherwise be expressly provided in this Agreement). The Employee must sign and tender the release as described above not later than sixty (60) days following the Employee’s last day of employment, or such earlier date as required by the Employer, and if the Employee fails or refuses to do so, the Employee shall forfeit the right to such termination compensation as would otherwise be due and payable. If the severance payments are otherwise subject to Section 409A of the Code, they shall begin on the first pay period following the date that is sixty (60) days after the Employee’s employment terminates. If the payments are not otherwise subject to Section 409A of the Code, they shall begin on the first pay period after the release becomes effective. The initial salary continuation payment shall include any unpaid salary continuation payments from the date the Employee’s employment terminated, subject to the Employee’s executing and tendering the release on the terms as set forth above. If the Employee’s employment is terminated by the Company after the expiration of two (2) years following the Effective Date for any reason other than Cause, the Employee’s obligations under the first sentence of Section 4(c) and under Section 4(d) shall terminate on the first anniversary of the date of termination.

(c)          On termination of employment, Employee shall deliver all trade secret, confidential information, records, notes, data, memoranda, and equipment of any nature that are in Employee’s possession or under Employee’s control and that are the property of the Company or relate to the business of the Company, and Employee shall pay to the Company any amounts due and owning from Employee to the Company as specified in this Agreement.

(d)         Employee’s obligations under section 3(d) and Section 4 through Section 9 of this Agreement shall survive the expiration or termination of this Agreement. Employer shall have no obligation to make the payments set forth in section 6(b) above unless and until Employee has fully complied with Employee’s obligations under this section 6.

Section 7.                                           Representations and Warranties.

(a)         No Conflicts. Employee represents and warrants to the Company that Employee is under no duty (whether contractual, fiduciary, or otherwise) that would prevent, restrict, or limit Employee from fully performing all duties and services for the Company, and the performance of such duties and services shall not conflict with any other agreement or obligation to which Employee is bound.

(b)         No Hardship. Employee represents and acknowledges that Employee’s experience and/or abilities are such that observance of the covenants contained in this Agreement will not cause Employee any undue hardship and will not unreasonably interfere with Employee’s ability to earn a livelihood.

Section 8.                                           Alternative Dispute Resolution.

(a)         Mediation. Employee and the Company agree to submit, prior to arbitration, all unsettled claims, disputes, controversies, and other matters in question between them arising out of or relating to this Agreement (including but not limited to any claim that the Agreement or any of its provisions is invalid, illegal, or otherwise voidable or void) or the dealings or relationship between Employee and the Company (“Disputes”) to mediation in Wichita, Kansas and in accordance with the Commercial Mediation Rules of the American Arbitration Association currently in effect. The mediation shall be private, confidential, voluntary, and nonbinding. Any party may withdraw from the mediation at any time before signing a settlement agreement upon written notice to each other party and to the mediator. The mediator shall be neutral and impartial. The mediator shall be disqualified as a witness, consultant, expert, or counsel for either party with respect to the matters in Dispute and any related matters. The Company and Employee shall pay their respective attorneys’ fee and other costs associated with the mediation, and the Company and Employee shall equally bear the costs and fees of the mediator. If a Dispute cannot be resolved through mediation within ninety (90) days of being submitted to mediation, the parties agree to submit the Dispute to arbitration.

(b)         Arbitration. Subject to Section 8(a), all Disputes will be submitted for binding arbitration to the American Arbitration Association on demand of either party. Such arbitration proceeding will be conducted in Wichita, Kansas and, except as otherwise provided in this Agreement, will be heard by one (1) arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. All matters relating to arbitration will be governed by the federal Arbitration Act (9 U.S.C. §§ 1 et seq.) and not by any state arbitration law. The arbitrator will have the right to award or include in his award any relief which he deems proper under the circumstances, including, without limitation, money damages (with interest on unpaid amounts from the date due), specific performance, injunctive relief, and reasonable attorneys’ fees and costs, provided that the arbitrator will not have the right to amend or modify the terms of this Agreement. The award and decision of the arbitrator will be conclusive and binding upon all parties hereto, and judgment upon the award may be entered in any court of competent jurisdiction. Except as specified above, the Company and Employee shall pay their respective attorneys’ fees and other costs associated with the arbitration, and the Company and Employee shall equally bear the costs and fees of the arbitrator.

(c)          Confidentiality. Employee and the Company agree that they will not disclose, or permit those acting on their behalf to disclose, any aspect of the proceedings under Section 8(a) and Section 8(b), including but not limited to the resolution or the existence or amount of any award, to any person, firm, organization, or entity of any character or nature, unless divulged (i) to an agency of the federal or state government, (ii) pursuant to a court order, (iii) pursuant to a requirement of law, (iv) pursuant to prior written consent of the other party, or (v) pursuant to a legal proceeding to enforce a settlement agreement or arbitration award. This provision is not intended to prohibit nor does it prohibit Employee’s or the Company’s disclosures of the terms of any settlement or arbitration award to their attorney(s), accountant(s), financial advisor(s), or family members, provided that they comply with the provisions of this paragraph and the Company or Employee, as the case may be, shall be responsible for any non-compliance with this paragraph by persons to whom any such terms have been disclosed pursuant to this sentence.

(d)         Injunctions. Notwithstanding anything to the contrary contained in this Section 8, the Company and Employee shall have the right in a proper case to obtain temporary restraining orders and temporary or preliminary injunctive relief from a court of competent jurisdiction; provided, however, that the Company and Employee must contemporaneously submit the Disputes for nonbinding mediation under Section 8(a) and then for arbitration under Section 8(b) on the merits as provided herein if such Disputes cannot be resolved through mediation.

Section 9.                                      General.

(a)         Notices. All notices required or permitted under this Agreement shall be in writing, may be made by personal delivery or facsimile transmission, effective on the day of such delivery or receipt of such transmission, or may be mailed by registered or certified mail, effective two (2) days after the date of mailing, addressed as follows:

To the Company:

Spirit AeroSystems, Inc.

Attention: Sam Marnick, Senior Vice President of Corporate Administration and

Human Resources

3801 S. Oliver

P.O. Box 780008, Mail Code K15-19

Wichita, KS 67278-0008

Facsimile Number: (316) 523-8814

or such other person or address as designated in writing to Employee.

To Employee:

Jon Lammers

at Employee’s last known residence address or to such other address as designated by

Employee in writing to the Company.

(b)         Successors. Neither this Agreement nor any right or interest therein shall be assignable or transferable (whether by pledge, grant of a security interest, or otherwise) by Employee or Employee’s beneficiaries or legal representatives, except by will, by the laws of descent and distribution, or inter vivos revocable living grantor trust as Employee’s beneficiaries. This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and assigns, and Employee and shall be enforceable by them and Employee’s heirs, legatees, and legal personal representatives. If Employee dies during the term of this Agreement, the obligation to pay salary and provide benefits shall immediately cease; and, absent actual notice of any probate proceeding, the Company shall pay any compensation due for the period preceding Employee’s death to the following person(s) in order of preference: (i) spouse of Employee; (ii) children of Employee eighteen years of age and over, in equal shares; (iii) father, mother, sisters, and brothers, in equal shares; or (d) the person to whom funeral expenses are due. Upon payment of such sum, the Company shall be relieved of all further obligations hereunder.

(c)          Waiver, Modification, and Interpretation. No provisions of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in a writing signed by Employee and an appropriate officer of the Company empowered to sign the same by the Board of Directors of the Company. No waiver by either party at any time of any breach by the party of, or compliance with, any condition or provision of this Agreement to be performed by the other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or at any prior or subsequent time. The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of Kansas; provided, however, that the corporate law of the state of incorporation of the Company’s parent shall govern issues related to the issuance of shares of its common stock. Except as provided in Section 8, any action brought to enforce or interpret this Agreement shall be maintained exclusively in the state and federal courts located in Wichita, Kansas.

(d)         Interpretation. The headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of any provision of this Agreement. No provision of this Agreement shall be interpreted for or against any party hereto on the basis that such party was the draftsman of such provision; and no presumption or burden of proof shall arise disfavoring or favoring any party by virtue of the authorship of any of the provisions of this Agreement.

(e)          Counterparts. The Company and Employee may execute this Agreement in any number of counterparts, each of which shall be deemed to be an original but all of which shall constitute but one instrument. In proving this Agreement, it shall not be necessary to produce or account for more than one such counterpart.

(f)           Invalidity of Provisions. If a court of competent jurisdiction shall declare that any provision of this Agreement is invalid, illegal, or unenforceable in any respect, and if the rights and obligations of the Parties to this Agreement will not be materially and adversely affected thereby, in lieu of such illegal, invalid, or unenforceable provision the court may add as a part of this Agreement a legal, valid, and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as is possible. If such court cannot so substitute or declines to so substitute for such invalid, illegal, or unenforceable provision, (i) such provision will be fully severable; (ii) this Agreement will be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof; and (iii) the remaining provisions of this Agreement will remain in full force and effect and not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom. The covenants contained in this Agreement shall each be construed to be a separate agreement independent of any other provision of this Agreement, and the existence of any claim or cause of action of Employee against the Company, predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of any of said covenants.

(g)          Entire Agreement. This Agreement (together with the documents expressly referenced herein) constitutes the entire agreement between the parties, supersedes in all respects any prior agreement between the Company and Employee and may not be changed except by a writing duly executed and delivered by the Company and Employee in the same manner as this Agreement.

(h)         Indemnity. The Company will indemnify Employee to the same extent the Company indemnifies other comparable level executives of the Company consistent with the Company’s Certificate of Incorporation and Bylaws.

(i)             Amendment and Restatement. This Agreement replaces, amends and restates the Original Employment Agreement in its entirety.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date and year first written above.

SPIRIT AEROSYSTEMS, INC.

By:	/s/ Suzanne K. Scott

Name:	Suzanne K. Scott

Title:	Director, Human Resources Services

“Company”

/s/ Jon Lammers
Jon Lammers

“Employee”